Exhibit 99.1

November 14, 2018
BIOHAVEN PHARMACEUTICALS REPORTS THIRD QUARTER 2018 FINANCIAL AND RECENT BUSINESS RESULTS

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Strong and consistent progress continues across multiple drug development platforms with lead calcitonin gene-related peptide (CGRP) receptor antagonist program remaining on timelines for submission of rimegepant new drug application (NDA) in mid-2019

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Completed enrollment of 1,466 subjects in the rimegepant Zydis® ODT Phase 3 trial in migraine and 1,895 subjects in the rimegepant long-term safety trial with data expected from both trials by end of 4Q2018

•	Enrollment of rimegepant Phase 3 prevention of migraine trial expected to commence by end of 4Q2018

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First subjects dosed in Phase 1 clinical trial with intranasal formulation of BHV-3500, third-generation small molecule CGRP receptor antagonist, being developed for rapid-onset of action in acute treatment of migraine

•	Positive results from investigator-initiated proof of concept trial evaluating BHV-0223 in patients with social anxiety disorder and public speaking anxiety

•	Licensed novel myeloperoxidase inhibitor from AstraZeneca for the treatment of multiple system atrophy (MSA); Biohaven to initiate Phase 3 clinical trial in 2019

•	Key commercial expertise added to Board of Directors

New Haven, Connecticut (NYSE: BHVN) November 14, 2018 - Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN), a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders, today reported financial results for the quarter ended September 30, 2018, and provided a review of recent accomplishments and anticipated milestones.
Vlad Coric, M.D., CEO of Biohaven commented, “We continue to execute across our broader drug development platforms while focusing our top priority on the workstreams necessary to submitting the rimegepant NDA for the acute treatment of migraine in mid-2019. In the third quarter of 2018, we completed enrollment in our remaining rimegepant clinical trials needed for our NDA submission, and in October of 2018 we dosed the first subjects with our third-generation CGRP receptor antagonist, BHV-3500. BHV-3500 is the first CGRP receptor antagonist to be administered in an intranasal formulation in human testing and offers the potential for rapid-onset of action in the acute treatment of migraine. Within our glutamate modulation platform for the treatment of neurological and neuropsychiatric disorders, we continued enrollment in our Alzheimer’s disease and obsessive-compulsive disorder (OCD) trials with troriluzole, and we reported positive results from our Phase 2 investigator-initiated trial evaluating BHV-0223 in patients with social anxiety disorder and public speaking anxiety. We were also pleased to have in-licensed a late-stage asset from AstraZeneca, which potentially offers patients suffering from MSA with a much-needed novel treatment option.”
Dr. Coric continued, “For the balance of the year, we anticipate reporting the preliminary readout from our long-term safety study with rimegepant, reporting topline results from our Phase 3 rimegepant Zydis® ODT trial, and initiating a Phase 3 trial evaluating rimegepant as a preventive therapy for migraine. In our glutamate modulation platform, we expect filing of our NDA via the 505(b)(2) pathway for BHV-0223 in patients with ALS and commencing a second randomized controlled trial assessing the efficacy of troriluzole in spinocerebellar ataxia (SCA) by the end of 2018.”

Third Quarter and Recent Business Highlights
Biohaven’s pipeline now includes investigational agents across three novel mechanisms of action to target central nervous system disorders: 1) CGRP receptor antagonists for migraine and pain; 2) glutamate modulating agents for the treatment of neurological and neuropsychiatric disorders, and; 3) myeloperoxidase inhibition for neuroinflammatory disorders. The Company expects to reach significant pipeline milestones in the coming periods.
CGRP Receptor Antagonist Platform - Recent Milestones and Next Steps
First subjects dosed with BHV-3500; first small molecule CGRP receptor antagonist administered in intranasal (IN) formulation in human testing - In October, the Company announced that the first participant was dosed with BHV-3500, the first small molecule CGRP receptor antagonist to be administered in an intranasal (IN) formulation in human testing and Biohaven’s second CGRP receptor antagonist to enter clinical trials from its NOJECTION™ migraine platform. The initiation of dosing follows Biohaven’s submission of an investigational new drug application (IND) for BHV-3500 in the treatment of migraine and authorization from the FDA to proceed with the clinical investigation of this product candidate.
Glutamate Modulation Platform - Recent Milestones and Next Steps
Positive results from Phase 2 investigator-initiated proof of concept trial of BHV-0223 for anxiety - In August, the Company reported positive results from a double-blind, placebo-controlled, proof of concept clinical trial evaluating the effect of BHV-0223 in patients diagnosed with social anxiety disorder and public speaking anxiety while performing an anxiety-provoking speech task. In November 2018, the FDA advised us that it agreed to a modification of our trial's primary endpoint, the Scale for Assessment and Rating of Ataxia (SARA) as an acceptable registrational endpoint. Biohaven expects to present additional results from this trial at upcoming scientific meetings over the next year.
Myeloperoxidase Inhibition Platform - Recent Milestones and Next Steps
Licensed novel myeloperoxidase (MPO) inhibitor from AstraZeneca for the treatment of MSA - In September, the Company entered into an exclusive, worldwide license agreement, through its subsidiary Biohaven Therapeutics Ltd., with AstraZeneca AB for the development and commercialization rights to AZD3241 (now BHV-3241), an oral MPO inhibitor that AstraZeneca progressed through Phase 2 clinical trials. Biohaven plans to initiate a Phase 3 clinical trial of this product candidate in 2019 for the treatment of MSA - a rare, rapidly progressive and fatal neurodegenerative disease with no cure or effective treatments.

Upcoming Milestones:
Biohaven is progressing its product candidates through clinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists and glutamate modulators in the coming periods.
In its CGRP receptor antagonist platform, the Company expects to:

◦	Report the preliminary readout of the long-term safety study evaluating rimegepant in the fourth quarter of 2018.

◦	Report topline results from a Phase 3 rimegepant Zydis® ODT trial in the fourth quarter of 2018.

◦	Initiate a Phase 3 trial evaluating rimegepant as a preventive therapy for migraine in the fourth quarter of 2018.

◦	Submit an NDA for rimegepant to the FDA in mid-2019, having previously announced positive data from its first two pivotal Phase 3 trials.
In its glutamate modulator platform, the Company expects to:

◦	Continue enrollment of the Phase 2/3 Alzheimer’s disease trial with troriluzole.

◦	Continue enrollment in the Phase 2/3 OCD trial with troriluzole.

◦	Report the filing of an NDA via the 505(b)(2) pathway for BHV-0223 for the treatment of patients with amyotrophic lateral sclerosis (ALS) by the end of 2018.

◦	Complete a Phase 1 trial for BHV-5000 by the end of 2018.

◦	Commence a second randomized controlled trial to assess the efficacy of troriluzole in SCA in 4Q2018.

In its MPO inhibition platform, the Company expects to:

◦	Conduct a Phase 3 clinical trial for the treatment of MSA - a rare, rapidly progressive and fatal neuroinflammatory disease with no cure or effective treatments.
Kleo Pharmaceuticals, Inc.
Kleo Pharmaceuticals, Inc. (Kleo) is a privately held, preclinical-stage company founded by a professor of chemistry and pharmacology at Yale University that is developing small molecule immunotherapies that emulate biologics to fight cancers and infectious diseases. Kleo has in-licensed technology from Yale University related to antibody-recruiting molecules, or ARMs, and synthetic antibody mimics, or SyAMs. ARMs and SyAMs are bifunctional molecules composed of two active heads attached with a linker in-between that are designed to direct your immune system to fight specific disease-causing cells.

•	In November 2018, the Company participated in Kleo's Series B funding raise. The Company purchased 1,420,818 shares and now owns approximately 42% of Kleo.
License Agreement with the University of Connecticut
In October 2018, the Company signed an exclusive, worldwide option and license agreement with the University of Connecticut for the development and commercialization rights to UC1MT, a therapeutic antibody targeting extracellular metallothionein. Under this agreement, Biohaven has the option to acquire an exclusive, worldwide license to UC1MT and its underlying patents to develop and commercialize throughout the world in all human indications.
Key commercial expertise added to Board of Directors
In September, Robert (Bob) Repella RPh, BSc Pharmacy, MBA was appointed as the seventh member of Biohaven’s Board of Directors. Mr. Repella has held executive management and commercial roles at a number of companies including CSL Behring, Wyeth Pharmaceuticals, Inc., Cephalon Inc., and Johnson & Johnson; most recently served as President and CEO and board member of Harmony Biosciences, LLC.
Third Quarter and Nine Months Ended September 30, 2018 Financial Results
Cash Position: Cash as of September 30, 2018, was $168.2 million, compared to $217.5 million as of June 30, 2018. This decrease primarily reflects payments for operating expenses during the quarter. The Company expects that its cash as of September 30, 2018, will be sufficient to fund operating expenses, financial commitments and other cash requirements for at least the next 12 months.
Research and Development (R&D) Expenses: R&D expenses for the three and nine months ended September 30, 2018, were $47.4 million and $152.0 million, respectively, compared to $35.0 million and $66.8 million for the same periods in 2017.
The increase of $12.4 million for the three months ended September 30, 2018, was due to the upfront payment to AstraZeneca, of cash and Biohaven common shares, for a license agreement of $7.1 million and increases in direct costs of $4.6 million for our rimegepant program, and $2.3 million for our BHV-0223 program. These increases were partially offset by a decrease of $1.6 million in personnel costs, primarily a decrease related to non-cash share-based compensation.
The increase of $85.2 million for the nine months ended September 30, 2018, was due to the upfront payment to AstraZeneca for a license agreement of $7.1 million, the upfront payment to Bristol-Meyers Squibb Company in 2Q2018 of $50 million related to a license amendment, increases in direct costs of $23.9 million for our rimegepant program and $4.0 million for our BHV-0223 program, and an increase of personnel costs, including non-cash share-based compensation, of $2.6 million.
The increases in direct costs for the rimegepant program for the three and nine months ended September 30, 2018, were primarily due to an increase in the number of clinical trials, in various stages of development, as compared to the same periods in 2017.
General and Administrative (G&A) Expenses: G&A expenses for the three and nine months ended September 30, 2018, were $7.6 million and $24.5 million, respectively, compared to $4.6 million and $12.5 million for the same periods in 2017.

The increases of $3.0 million and $12.0 million for the three and nine months ended September 30, 2018, respectively, were primarily due to increases in personnel-related costs, including non-cash share-based compensation, due to the hiring of additional personnel in the general and administrative functions, preparation for commercialization activities, professional fees supporting ongoing business operations and additional fees to comply with being a public company.
Net Loss: The Company reported a net loss attributable to common shareholders for the three and nine months ended September 30, 2018, of $61.4 million, or $1.53 per share, and $186.2 million, or $4.82 per share, respectively, compared to $42.9 million, or $1.19 per share, and $112.1 million, or $4.47 per share for the same periods in 2017.
About Biohaven
Biohaven is a clinical-stage biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases, including rare disorders. Biohaven has combined internal development and research with intellectual property licensed from companies and institutions including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, Rutgers, ALS Biopharma LLC and Massachusetts General Hospital. Currently, Biohaven’s lead development programs include multiple compounds across its CGRP receptor antagonist and glutamate modulation platforms. The Company’s common shares are listed on the New York Stock Exchange and traded under the ticker symbol BHVN. More information about Biohaven is available at www.biohavenpharma.com.
Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of the Company’s management. All statements, other than statements of historical facts, included in this press release, including statements regarding the expected commencement and completion of clinical trials, the anticipated timing of availability of data from those trials, the timing of expected regulatory submissions, the efficacy and safety profiles of the Company’s product candidates and their expected benefits compared to other treatment options, and other statements regarding the Company’s plans and objectives, expectations and assumptions of management are forward-looking statements. The use of certain words, including the words "expect," "anticipate," "will," "potential," "plan," "might" and similar expressions are intended to identify forward-looking statements. The Company may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by the forward-looking statements including risks and uncertainties related to the timing of initiating, enrolling and completing clinical trials; the commencement or completion of enrollment in any clinical trial does not guarantee the continuation or successful outcome of the trial, or the acceptance by the FDA of a regulatory package for the drug candidate being tested; the submission of an IND does not guarantee that the FDA will permit clinical trials to begin; and those factors described in the "Risk Factors" section of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission on November 14, 2018. The forward-looking statements are made as of this date and the Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Operating expenses:
Research and development	$47,362	$34,996	$151,993	$66,755
General and administrative	7,574	4,571	24,495	12,527
Total operating expenses	54,936	39,567	176,488	79,282
Loss from operations	(54,936)	(39,567)	(176,488)	(79,282)
Other income (expense):
Interest expense	(12)	(239)	(33)	(906)
Non-cash interest expense on liability related to sale of future royalties	(5,633)	—	(6,134)	—
Change in fair value of warrant liability	—	(2,426)	(1,182)	(5,509)
Change in fair value of derivative liability	—	—	—	512
Change in fair value of contingent equity liability	—	—	—	(13,082)
Loss from equity method investment	(697)	(638)	(2,066)	(1,204)
Other	(2)	10	4	10
Total other expense, net	(6,344)	(3,293)	(9,411)	(20,179)
Loss before provision for income taxes	$(61,280)	$(42,860)	$(185,899)	$(99,461)
Provision for income taxes	161	55	273	647
Net loss and comprehensive loss	(61,441)	(42,915)	(186,172)	(100,108)
Accretion of beneficial conversion feature on Series A preferred shares	—	—	—	(12,006)
Net loss attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd.	$(61,441)	$(42,915)	$(186,172)	$(112,114)
Net loss per share attributable to common shareholders of Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(1.53)	$(1.19)	$(4.82)	$(4.47)
Weighted average common shares outstanding—basic and diluted	40,147,735	35,930,698	38,636,072	25,102,920

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash	$168,185	$131,468
Prepaid expenses and other current assets	14,795	5,197
Total current assets	182,980	136,665
Property and equipment, net	4,891	2,344
Equity method investment	7,156	7,847
Other assets	64	32
Total assets	$195,091	$146,888
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,658	$4,721
Accrued expenses	10,606	4,708
Total current liabilities	15,264	9,429
Liability related to sale of future royalties, net	111,919	—
Warrant liability	—	4,021
Other long-term liabilities	2,095	1,467
Total liabilities	$129,278	$14,917
Total shareholders’ equity	$65,813	$131,971
Total liabilities and shareholders’ equity	$195,091	$146,888
For further information, contact Dr. Vlad Coric, Chief Executive Officer, at Vlad.Coric@biohavenpharma.com